 Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated June 28, 2012 with respect to the financial statements and supplemental schedule of J & J Snack Foods Corp. 401(k) Profit Sharing Plan on Form 11-K for the year ended December 31, 2011.  We consent to the incorporation by reference of said report in the Registration Statements of J & J Snack Foods Corp. on Forms S-8 (File No. 333-111292, effective December 18, 2003; File No. 333-94795, effective January 18, 2000; File No. 333-03833, effective May 16, 1996).

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania

June 28, 2012